Filed Pursuant to Rule 433
Registration No. 333-285582

FREE WRITING PROSPECTUS
Dated November 12, 2025

Carvana Auto Receivables Trust 2025-P4

Issuing Entity

Carvana Receivables Depositor LLC

Depositor

Carvana, LLC

Sponsor

The Depositor has prepared a preliminary prospectus dated November 12, 2025, which describes the notes to be issued by the Issuing Entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The Depositor expects that the following classes of notes issued by the Issuing Entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

Class	Moody’s Investors Service, Inc.	S&P Global Ratings
A-1	P-1 (sf)	A-1+ (sf)
A-2	Aaa (sf)	AAA (sf)
A-3	Aaa (sf)	AAA (sf)
A-4	Aaa (sf)	AAA (sf)
B	Aa2 (sf)	AA (sf)
C	A3 (sf)	A (sf)
D	Baa3 (sf)	BBB (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities
Barclays	Citigroup	Santander

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the issuer, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-645-3751.